Exhibit 10.5

APP DISTRIBUTION AND SERVICES AGREEMENT

This is an agreement between Amazon Digital Services, Inc., Amazon Media EU S.a.r.l., Amazon Services International, Inc., Amazon Servicos de Varejo do Brasil Ltda., Amazon.com Int’l Sales, Inc., and Amazon Australia Services, Inc. (each, individually, an “Amazon Party” and, together with their affiliates, “Amazon,” “we” or “us”) and you (if registering as an individual) or the entity you represent (if registering as a business) (“Developer” or “you”). Any other Amazon affiliate that we designate is also an Amazon Party.

1.          Structure of Agreement. This agreement (the “Agreement”) includes the body of the agreement below, all schedules to this agreement (“Schedules”), and all terms, rules and policies that we make available for participating in this program, including on our developer portal (together, the “Program Policies”). However, the terms in each Schedule only apply to you if you engage in the activity or use the Program Materials (defined in Section 3) to which the Schedule applies (for instance, the terms of the Distribution Schedule only apply to you if you submit a product to us to sell, distribute, or promote). Please carefully read the Agreement before clicking to accept it.

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2.          Our Program. Our program (the “Program”) allows end users to purchase, download, and access mobile and non-mobile software applications, games, and other digital products, and to use related services that we make available (for instance, Amazon GameCircle). “Apps” are software applications, games, and other digital products that you submit to us for sale, distribution, or promotion through the Program, or with which you use any Program Materials, together with their enhancements, upgrades, updates, bug fixes, new versions and other modifications and amendments. “Content” means your Apps, all content, ads, services, technology, data and other digital materials included in or made available through your Apps, and all Product Information (if applicable, defined in the Distribution Schedule).

3.          Program Materials. We may make available certain software, software development kits, libraries, application programing interfaces, services, documentation, sample code, and related materials and information for use in connection with the Program (collectively, the “Program Materials”). If you use any Program Materials, you are subject to and agree to comply with our Program Materials License Agreement (the "Program Materials License"), located at https://developer.amazon.com/sdk/pml.html. Your use of certain Program Materials is also subject to the additional terms in any Schedules that apply to those Program Materials (for instance, your use of the Program Materials that we make available for sale of In-App Products is subject to the terms of the Distribution Schedule and the In-App Product Schedule). You are solely responsible for ensuring your Content functions properly with any Program Materials you use, including any future updated or modified versions of those Program Materials. In the event of a conflict between this Agreement and the Program Materials License, the Program Materials License will govern with respect to your use of the Program Materials.

4.          Compliance with Laws; Privacy Obligations. You and your Content must comply with all applicable laws, rules, regulations, orders, and other requirements of governmental agencies (“Laws”). In addition, if you (or any third-party plug-in or service provider you use) have access to any name, password, other login information, or personally identifiable information or personal data of any end user based on any use of or interaction with your Content, you will (i) provide legally adequate privacy notices to such end user, (ii) obtain any necessary consent from the end user for the collection, use, transfer, and storage of the information, (iii) use and authorize others to access and use the information only for the purposes permitted by the end user, and (iv) ensure the information is collected, used, transferred, and stored in accordance with applicable privacy notice(s) and applicable Laws.

5.          Prohibited Actions. You may not reverse engineer, disassemble or decompile any binary code used in connection with the Program, including any Program Materials we provide you. You will not take any action related to the Program that interferes with, damages, or accesses or uses in any unauthorized manner the hardware, software, networks, technologies or other properties or services of ours or of any end user, mobile operator or other third party.

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6.          Our Operations. We have sole discretion to determine all features and operations of the Program and to change the Program from time to time. You acknowledge that we have no obligation to promote, distribute, or offer for sale any App, to permit you or your Content to use any Program Materials, or to continue any of the foregoing once begun. We are responsible for and have sole discretion related to processing payments, collecting payments, addressing requests for refunds, and providing customer service related to our obligations, and we will have sole ownership and control of all sales and other data we obtain from end users in connection with the Program.

7.          Term and Termination; Suspension. The term of this Agreement (the “Term”) will begin on the date you click to accept it and will continue until you or we terminate it. We are entitled to terminate this Agreement and access to your Program account at our discretion with or without advance notice to you. You are entitled to terminate this Agreement at any time by giving us at least 10 days advance written notice. We may also suspend your participation in our Program at our discretion with or without notice to you. We are not obligated to return copies of any Content or other materials that you provide. The following provisions of this Agreement will survive termination of this Agreement: Sections 3 through 5, 8 through 13, all Developer representations and warranties in this Agreement, and any other provisions that, by their nature, are intended to survive.

8.          Representations and Warranties. You represent, warrant and covenant that:

a.          You are at least the legal age of majority and that you are able to form a legally binding contract. If Developer is a business or other legal entity and not an individual, then the individual entering into this Agreement on Developer’s behalf represents that he or she has all necessary legal authority to bind Developer to this Agreement;

b.          You have the full right, power, and authority to enter into and fully perform this Agreement;

c.          Before providing us or any end user any Content, you will have obtained the rights necessary for the exercise of all rights granted under this Agreement, and you will be solely responsible for and will pay any licensors or co-owners any royalties or other monies due to them related to such Content;

d.          None of the following will violate any Law; require us to obtain any license, authorization, or other permission from any governmental agency or other third party; contain any defamatory material; or violate or infringe any intellectual property, proprietary, or other rights of any person or entity (including contractual rights, copyrights, trademarks, patents, trade dress, trade secret, common law rights, rights of publicity, or privacy, or moral rights): (i) the exercise of any rights granted under this Agreement; (ii) any materials (including advertising) embodied in the Content; (iii) the sale, distribution, or promotion of the Content as authorized in this Agreement; or (iv) any notices, instructions or advertising by you for or in connection with any Content;

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e.          Your Content may be imported to, exported from, and lawfully used in the United States, all countries in which we operate the Program, and all countries in which you’ve authorized sales to end users (without the need for us to obtain any license or clearance or take any other action) and your Content is in full compliance with all applicable Laws governing imports, exports, and use, including those applicable to software that incorporates or makes use of information security technology, including but not limited to encryption technology;

f.           Your Content will not contain any viruses, spyware, “Trojan horses,” or other “malware” or harmful code, and will not cause injury to any person or damage to any property; and

g.          You will include any attributions, copyright information and other notices, terms and conditions that may be required to be provided to end users based on your use of third party “open source” software or other third party intellectual property in any of your Content. You will also promptly make available to us, end users and any other third party that is entitled to it, the source code corresponding to any Content or portion thereof if and in the manner required by applicable third party terms and conditions (e.g., open source software licenses).

9.          Indemnity. You will indemnify, defend and hold us (including any respective officers, directors, employees, contractors and assigns) harmless from and against any loss, claim, liability, damage, action or cause of action (including reasonable attorneys’ fees) that arises from any claim relating to any Content, or from any breach of your representations, warranties or obligations set forth in this Agreement (individually, a “Claim,” and collectively, the “Claims”). You will not consent to the entry of a judgment or settle a Claim without our prior written consent, which may not be unreasonably withheld. You will use counsel reasonably satisfactory to us to defend each Claim. If we reasonably determine that a Claim might adversely affect us, we may take control of the defense at our expense (and without limiting your indemnification obligations). Your obligations under this Section 9 are independent of your other obligations under the Agreement.

10.        Publicity and Confidentiality. You will: (a) protect and not disclose information made available by us that is identified as confidential or that reasonably should be considered confidential; (b) use this information only to fulfill your obligations under this Agreement; and (c) either destroy or return all such information to us promptly when the Agreement terminates (and, upon request, confirm such destruction in writing). This paragraph covers all confidential information regardless of when you receive it. Under our Trademark, Brand, and Marketing Guidelines (“Trademark Guidelines”), we may make certain trademarks and logos available for you to use to promote the availability of your Apps through the Program. You must comply with the Trademark Guidelines and all other Program Policies in your use of those trademarks and logos. Unless you have received our express written permission, you will not otherwise use any trademark, service mark, commercial symbol, or other proprietary right of ours, issue press releases or other publicity relating to us or this Agreement, or refer to us in promotional materials.

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11.        Disclaimers and Limitations of Liability. THE PROGRAM AND ANY PROGRAM MATERIALS ARE PROVIDED “AS IS.” WE WILL IN NO EVENT BE LIABLE FOR ANY LOSS OF DATA OR CONTENT, LOSS OF PROFITS, COST OF COVER OR OTHER SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT, EXEMPLARY OR RELIANCE DAMAGES ARISING FROM OR IN RELATION TO THIS AGREEMENT, OR FOR ANY EQUITABLE REMEDY OF DISGORGEMENT OR OTHERWISE, HOWEVER CAUSED AND REGARDLESS OF THEORY OF LIABILITY. IN NO EVENT WILL OUR LIABILITY HEREUNDER EXCEED THE AMOUNT OF ROYALTIES DUE AND PAYABLE TO DEVELOPER UNDER THIS AGREEMENT FOR THE TWELVE-MONTH PERIOD PRECEDING SUCH CLAIM. WE SPECIFICALLY DISCLAIM, WITH RESPECT TO ALL SERVICES, SOFTWARE, CONTENT OR PRODUCTS PROVIDED BY OR ON BEHALF OF US IN CONNECTION WITH THIS AGREEMENT OR THE PROGRAM OR PROGRAM MATERIALS, ALL WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. YOU ACKNOWLEDGE AND AGREE THAT WE CANNOT ENSURE THAT CONTENT SUBMITTED BY OR ON BEHALF OF YOU WILL BE PROTECTED FROM THEFT OR MISUSE, AND WE WILL HAVE NO LIABILITY ARISING FROM A FAILURE OF ANY SECURITY TECHNOLOGY OR PROCEDURE OR OF ANY END USER TO COMPLY WITH ANY TERMS OF USE REGARDING THE PROGRAM OR OTHERWISE.

12.        Agreement Changes. We reserve the right to change this Agreement at any time in our discretion. We will give you notice of the changes by posting an updated version of this Agreement online or by emailing you at an email address you have provided. Changes to the payment of Royalties will be effective 30 days after we post them or otherwise notify you of them. Any other changes to the Agreement will be effective as of the date we post them or otherwise notify you of them, unless we specify a different effective date when we make a particular change. You are responsible for checking for Agreement updates. Your continued participation in the Program after changes to this Agreement take effect will constitute your acceptance of the changes. If you do not agree to a change, you must stop participating in the Program and terminate this Agreement.

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13.        General. This Agreement may not be amended except in writing signed by both parties or as provided in Section 12 above. If any provision of this Agreement is held invalid by a court with jurisdiction over the parties to this Agreement, such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remainder of this Agreement will remain in full force and effect. The word “including” will be interpreted without limitation when used in this Agreement. The parties to this Agreement are independent contractors. Each party will bear its own costs and expenses in performing this Agreement. We may use one or more subcontractors to exercise our rights and perform our obligations hereunder. We will be responsible for ensuring that our subcontractors comply with the applicable portions of this Agreement when performing for us or on our behalf. Our failure to enforce any provision of this Agreement will not constitute a waiver of our rights to subsequently enforce the provision. Each Amazon Party is severally liable for its own obligations under this Agreement and is not jointly liable for the obligations of other Amazon Parties. The rights granted to Amazon.com Int’l Sales, Inc. under this Agreement are only for sale, distribution, and promotion of Apps outside of the United States. You may not assign any of your rights or obligations under this Agreement, whether by operation of law or otherwise, without our prior written consent, except that you may assign all of your rights and obligations under this Agreement to any corporation or other entity without consent in connection with a merger or the sale of all or substantially all of your assets as long as you give us written notice of any such assignment no later than ten business days before such assignment. Subject to the foregoing limitation, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF WASHINGTON, WITHOUT REFERENCE TO RULES GOVERNING CHOICE OF LAWS OR THE U.N. CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS. YOU HEREBY IRREVOCABLY CONSENT TO AND WAIVE ANY OBJECTION TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE FEDERAL AND STATE COURTS LOCATED AT KING COUNTY, WASHINGTON WITH RESPECT TO ANY CLAIMS, SUITS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. This Agreement and the Program Materials License constitutes the entire agreement between the parties with respect to its subject matter, supersedes any and all prior or contemporaneous agreements between the parties with respect to its subject matter, and does not give any third party (except where specified) any rights or remedies hereunder. Any notice or other communication to be given hereunder will be in writing and given (i) by us via email, via a posting in the Program Policies, or via a message through your Program account, or (ii) by you via email to apps- notices@amazon.com with a cc via email to contracts-legal@amazon.com, or to such other email or physical addresses as we may specify from time to time. The date of receipt will, in the case of email, be deemed the date on which such notice is transmitted.

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Distribution Schedule

The terms of this Schedule apply if you submit any App for sale, distribution, or promotion through the Program.

1.          Basic Terms.

a.          Types of Apps. Our Program supports the sale, distribution, and promotion of Apps for multiple platforms. A “Mobile App” is an App that is designed to operate on Android or another mobile operating system or in a mobile browser. An “Amazon Underground App” is a Mobile App that you submit for inclusion in Amazon Underground (defined in the Amazon Underground Schedule). A “PC Game” is a video game or video game related App that is designed to operate on Windows, OSX, or another personal computer operating system or in a desktop browser. “PC Software” is an App that is designed to operate on Windows, OSX, or another personal computer operating system or in a desktop browser and is not a PC Game. An “Alexa Skill” is an App that can be accessed through the Alexa Voice Services platform. An “In-App Product” is an App intended to be accessed or used within a software application or game (such as additional or enhanced functionality, in-app tools, data, subscriptions, or media content), but that is made available for sale through the Program as a separate item from the software application or game in which it is intended to be used. If you submit an App to us for sale, distribution, or promotion, you authorize us to sell, distribute, and promote that App and related Content as provided in this Schedule, including through regional Amazon marketplaces (each, an “Amazon Marketplace”) and via Amazon websites or any other web page real estate, online point of presence, application, mobile interface, service, or user interface that allows for the discovery, download or purchase of Apps from us, including the Amazon Associates program and similar programs.

b.          Royalty. For each sale of an App, the responsible Amazon Party will pay you a royalty (“Royalty”) calculated as follows (where List Price is defined in and subject to Section 5a of this Schedule):

App Type	Royalty

Mobile Apps (including Mobile App In-App Products and excluding Amazon UndergroundApps)	70% of the List Price for the applicable Amazon Marketplace as of the time of purchase

Amazon UndergroundApps	Underground Royalties described in the Amazon Underground Schedule.
PC Games (including PC Game In-App Products)	Alexa Skills

PC Software (including PC Software In-App Products) 70% of the List Price for the applicable country as of the time of purchase

The lower of (i) 70% of the List Price or (ii) 90% of the wholesale price for the corresponding physical version of the App (if applicable), in each case, for the applicable country as of the time of purchase

Our Program does not currently support the sale of paid Alexa Skills or purchases within Alexa Skills. We do not currently pay any Royalty or other compensation related to Alexa Skills.

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No Royalty is payable for Apps with a List Price of $0.00. Royalties for certain In-App Products are subject to additional restrictions in the In-App Product Schedule. Taxes and any separately stated fees or charges are excluded from the List Price when calculating Royalties. A Royalty is due only for sales for which we have received final payment from or on behalf of an end user. If an App is purchased using a credit card or bank account deduction mechanism, final payment will be deemed to have occurred when the applicable credit card company or bank has fully settled the payment for the applicable purchase. The List Price used for purposes of calculating Royalties for PC Games and PC Software will be based on our determination of an end user’s country.

c.          Territory. Worldwide, subject to Section 3e of this Schedule.

2.          Submission of Apps and Information.

a.          Submission of Apps. You may choose to submit to us any Apps that meet the requirements of the Agreement. While an App is available for distribution, you will submit any bug fixes, patches, and other updates to the Apps, together with any related Required Product Information (defined in Section 2b of this Schedule), as soon as they are available. You will ensure that all of your Content complies with this Agreement, including all Program Policies. For any Content that requires a license key or other data element that an end user must use in order to use or access any feature of functionality of an App (a “License Key”), you will deliver License Keys to us upon request in a format we specify.

b.          Product Information. Together with delivery of each App, you will also provide the following information: App title, category, Developer name, publisher name (where applicable), List Price, product description, icon/image, and any other information related to the Apps that we require (together, “Required Product Information”). “Product Information” includes the Required Product Information and any other information and content related to your Content and/or to you, such as (a) all metadata, graphics, artwork, images, trademarks, trade names, logos and other descriptive or identifying information and materials associated with you or a particular App, (b) the excerpts created in accordance with Section 3b of this Schedule, and (c) any Developer’s EULA (defined in Section 4a of this Schedule). You are responsible for providing accurate Product Information, and will not make any false, inaccurate, or misleading claims or statements regarding any Content or otherwise mislead end users regarding any Content. If any Product Information is inaccurate or needs to be updated or modified, you will promptly provide us with corrections, updates, or modifications.

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3.          Grants of Rights

a.          Distribution. You hereby grant us the nonexclusive, irrevocable (subject to Sections 6 and 7 of this Schedule), royalty-free right to sell, distribute, and make available your Apps through the Program to end users in the Territory by all means of electronic distribution available now or in the future. You also hereby grant us the nonexclusive, irrevocable, royalty-free, worldwide rights to (i) use, evaluate and test your Content; (ii) reproduce and store your Apps in digital form on one or more computer facilities for the purpose of promoting, selling and distributing the Apps and in connection with the Program; (iii) modify and add to your Apps so that we can collect analytics relating to the Apps, evaluate and enforce our Program policies, and share aggregated information with you and others regarding the Program; (iv) modify and add to your Mobile Apps so we can (at your option) enforce digital rights management (“DRM”); (v) add metadata to your Mobile Apps so we can improve their compatibility with Amazon devices; and (vi) retain, after the Term, one or more electronic copies of each App and associated Content and allow access to and downloads and re-downloads of Apps by end users as provided in this Agreement. For Alexa Skills, the distribution rights set forth in the Alexa Skills Schedule apply in lieu of the rights set forth in this Section 3a. You acknowledge that we may allow end users who have purchased an App to download unlimited copies of that App. For avoidance of doubt, if end users download or access an App that is free of charge, that App will be deemed to be “purchased” by the end user for purposes of this Agreement.

b.          Promotion. You hereby grant us the nonexclusive, irrevocable, royalty-free, worldwide rights to use, reproduce, distribute, reformat, modify, create excerpts from, promote, advertise, transmit, and publicly display and perform in any and all digital and other formats (i) the Product Information for promotional purposes in connection with the Program (except that we will not use any trademarks you provide for purposes of us selling an App after the withdrawal of that App as described in Section 6 of this Schedule or after the Term) and (ii) your Apps and other Content in order to create limited promotional excerpts and in order to allow end users to try your Apps for a limited time without downloading or installing them.

c.          Additional Rights. In addition, we may exercise any ancillary rights relating to your Content that are reasonably necessary to effect the intent of the grants of rights contained in this Agreement, such as the rights to encode and to publically perform. We may also sublicense our rights in Product Information under this Agreement to third parties operating the websites or online or mobile points of presence described in Section 1a of this Schedule. Nothing in this Agreement restricts us from exercising any right available to us under applicable law or any separate license.

d.          Reservations of Rights. Subject to the rights granted in this Agreement and our ownership of the Program Materials, as between you and us, you retain all right, title and interest in and to Content that you submit to us. Subject to your rights in such Content, we retain all right, title and interest in and to the Program and all technology, content, information, services, trademarks and other intellectual property used in connection with it. Without limiting the foregoing, each of us recognizes that any uses of the other’s (or its affiliates’) brand features in connection with this Agreement, and goodwill associated with such uses, will inure solely to the party owning such brand features. If you provide suggestions, ideas, or other feedback to us about the Program, we will be free to exercise all rights in such feedback without restriction and without compensating you.

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e.          Geographic Filtering. Through our developer portal, you may designate countries where you do not want us to sell your Apps. We will implement measures intended to identify an end user’s country and to not offer your Apps for sale to end users from any countries you designate. We may rely on our determination of an end user’s country for all purposes under this Agreement.

4.          Additional Distribution Terms

a.          EULA. You may provide a EULA (“Developer’s EULA”) with any App if it complies with the requirements of, and is not inconsistent with, this Agreement. For any Mobile Apps you submit to the Program, you agree that the provisions of our customer terms of use for the Amazon Appstore that we designate as default end user license terms (“Default EULA Terms”) will apply to end users’ use of your Mobile Apps and associated Content. The Default EULA Terms will specify, among other things, that you are the licensor of the Mobile Apps and that we are not parties to your EULA. If there are any conflicts between the Default EULA Terms and Developer’s EULA, then to the extent of such conflict the Default EULA Terms will control. We do not have any responsibility or liability related to compliance or non-compliance by you or any end user under a Developer’s EULA or the Default EULA Terms.

b.          Embedded Advertising. You will ensure that any advertising presented to end users of the Content complies with all requirements of this Agreement. For example, (i) your access to and use of information related to end users’ use of embedded advertising must comply with our privacy-related requirements; (ii) embedded advertising must comply with the Program Policies at the time such advertising is accessed by any end user; and (iii) embedded advertising must not contain any “spyware,” “malware” or harmful code and must not cause injury to any person or damage to any property. In addition, for Mobile Apps, you may not display advertising, marketing, or promotional messaging to end users through the device notification bar or any other device-level notification system.

c.          Prohibited Actions. You have not and will not submit any Content that contains any software or other materials that are subject to licenses or restrictions (e.g., open source software licenses) that, when combined with additional software or other materials (collectively "additional items"), would require us to disclose, license, distribute or otherwise make all or any part of such additional items available to anyone.

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d.          Support. You will provide reasonable technical and product support for your Content as requested by end users or us or as described in our Program Policies. Your technical support will include levels of availability, response times and technical skills that are at least equivalent to those for the support you provide to end users of Similar Services. Without limiting the previous sentence, at a minimum you will respond within 24 hours to any support request that we identify as critical, and in all other cases within five business days of request from an end user or us. A “Similar Service” is any online service that makes digital products similar to those sold, distributed or promoted through the Program available to end users using a mode of distribution similar to those used by the Program, including any mobile or Internet-based application marketing, sales and distribution service.

e.          For Mobile Apps Only – Family Library. Our Family Library feature allows end users to link their Amazon accounts together to create a shared library of digital content for their household. Each member of a Family Library may download and use Mobile Apps purchased by the other members of that Family Library, and references in this Agreement to the end user who purchased an App will also include the members of that end user's Family Library.

f.           For Mobile Apps Only – DRM; Usage Policy. For your Mobile Apps, you may choose whether to enforce our DRM. If you decide not to enforce DRM for a Mobile App, that means our systems will not restrict end users who have purchased the Mobile App from downloading and/or making unlimited copies of the Mobile App. If you decide to enforce DRM for a Mobile App, that means you will allow end users who have purchased the Mobile App to download unlimited free copies of the Mobile App only to devices that are authenticated to their Amazon customer accounts. You will not incorporate any digital rights management technologies into Mobile Apps, other than any digital rights management technologies that only restrict end users’ access to media content distributed through a Mobile App (and not access to, or use of, the Mobile App itself).

g.          For Mobile Apps Only – Live App Testing Service. We may provide you access to a service (the “Live App Testing Service”) that allows you to invite end users you designate (“Testers”) to download a Mobile App (or a version of a Mobile App) before you make it available to the general public (a “Test App”). Testers will not be charged, and we will not pay you a Royalty, for the purchase of Test Apps or any In-App Products made available in Test Apps. If, after distributing a Test App through the Live App Testing Service, you make a version of that Test App available to the general public (including through any Similar Service), (i) you will submit that Mobile App for distribution through the Program and (ii) we may give to each Tester, without charge and without paying you a Royalty, that Mobile App and any In-App Products the Tester purchased in the Test App (or alternate In-App Products of equal or lesser value). You are responsible for selecting all Testers and ensuring you have obtained any consents necessary to share the Testers’ contact information with us and for us to invite the Testers to participate in the Live App Testing Service.

h.          For PC Software Only - Marketing Development Funds/Coop. For your PC Software, if you or any of your affiliates are, from time to time, a party to any agreement with Amazon pursuant to which you (or your affiliate) has agreed to pay marketing development funds, coop, rebates, or similar payments (collectively, “MDF”) for the physical version of any PC Software, then you will also pay equivalent MDF to us for the PC Software distributed under this Agreement. We may offset against payments due to you the amount of any MDF payable to us from you.

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5.          List Price; Royalty Payments and Reporting; Taxes

a.          List Price. The “List Price” for an App for an Amazon Marketplace or a country is an amount that does not exceed, at any time, the lowest list price, suggested retail price, or actual price you set for that App (including any similar edition, version or release) for any Similar Service in a country served by that Amazon Marketplace (for Mobile Apps) or country (for PC Games and PC Software). If you do not provide us a List Price for an App in all currencies in which we make that App available for sale, we may generate List Prices for any currencies you have not provided based on a List Price you have provided for that App, and we may update any List Prices we generate from time to time as currency conversion rates change. List Prices are inclusive of any VAT or similar taxes included in the purchase price displayed to end users, but those taxes are excluded from the List Price for Royalty calculation purposes. For example, if the List Price for your App for an Amazon Marketplace is 1.15 Euro and we display prices to an end user of that Amazon Marketplace inclusive of 15% VAT, the List Price for Royalty calculation purposes for a sale to that end user is 1.00 Euro. You will update the List Price for each App as necessary to ensure that it meets the requirements of this section. We have sole discretion to set the retail price and other terms on which we sell Apps.

b.          Payment Terms. Subject to the terms of this paragraph, we will pay you Royalties (i) for Mobile Apps (including Mobile App In-App Products), approximately 30 days after the end of the calendar month in which the applicable sale is made and (ii) for PC Games and PC Software (including PC Game and PC Software In-App Products), approximately 45 days after the end of the calendar month in which the applicable sale is made. At the time of payment, we will make available to you a report detailing sales of Apps and corresponding Royalties. All payments will be made via check, Electronic Funds Transfer (“EFT”) or other methods we designate in the Program Policies, in the currency in which the Apps were sold or other payment currency as set forth in the Program Policies. If we pay you for a sale in a currency other than the currency in which the sale was made, we will convert the Royalties from the currency in which the sale was made to the payment currency at an exchange rate that we or our bank determine, which may include fees and charges for the conversion. We are entitled to accrue and withhold payments, without interest, until the total amounts due to you (net of any tax withholding or deduction, as further described below) exceed the minimum payment thresholds set forth in the Program Policies. Depending on the country where you are located, we may require you to provide us with information for a valid bank account in your name for receiving EFT payments and, if you do not provide that information, we may withhold payments, without interest, until you do so and/or pay you via check and deduct a payment processing fee. You may not maintain any action or proceeding against us with respect to any report or payment unless you commence that action or suit within 6 months after the date the report or payment was due. If we pay you a Royalty on a sale and later issue a refund or credit to the end user for such sale (or receive a chargeback related to the sale), we may offset the amount of the Royalty we previously paid you against future Royalties or other amounts that would otherwise be payable to you under this Agreement, or require you to remit that amount to us. We may also withhold and offset any sums you owe to us against amounts that are payable to you. If a third party asserts that you did not have all rights required to make available an App to us, if we determine that you may be in breach of this Agreement, or if we have other claims against you, we are entitled to hold all Royalties pending resolution of such issue. When this Agreement terminates, we may withhold all Royalties due for a period of three months from the date they would otherwise be payable, in order to ensure our ability to offset any end user refunds or other offsets to which we are entitled.

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c.          Taxes. Any Amazon Party selling Apps is responsible for collecting and remitting any taxes imposed on its sales of those Apps to end users. You are responsible for any income or other taxes due and payable resulting from any Amazon Party’s payments to you. Accordingly, unless otherwise stated, the amounts due to you hereunder are inclusive of any taxes that may apply to such payments. The Amazon Parties maintain the right, however, to deduct or withhold any applicable taxes that we may be legally obligated to deduct or withhold from amounts due from the Amazon Parties, and the amounts due, as reduced by such deductions or withholdings, will constitute full payment to you. If you fulfill any of your Content to end users, and if any relevant taxing authority considers that Content to be taxable and your fulfillment of that Content to be a sale to us that is subject to any sales, use, value added or similar taxes (“Fulfillment Transaction Taxes”), Amazon may provide you with an exemption certificate or equivalent information acceptable to the relevant taxing authority, in which case you will not charge or collect the Fulfillment Transaction Taxes covered by such certificate. You will be solely liable for, and will indemnify and hold us and our affiliates harmless against, all Fulfillment Transaction Taxes, if any, and against all interest, penalties, costs and expenses (including attorney’s fees) related to any such Fulfillment Transaction Taxes. If any taxing authority assesses or claims any tax liability on or against us or our affiliates with respect to any Fulfillment Transaction Taxes, we or our affiliates will control the defense against such assessment or claim (without limiting your obligation to indemnify and hold us and our affiliates harmless pursuant to this Section 5c). You will provide Amazon with any forms, documents or other certifications as may be requested by Amazon to satisfy any information reporting or tax obligations with respect to this Agreement.

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6.          App Availability; Withdrawal. We may determine in our discretion to make any App available through our Program. We may stop any transaction, or take other actions as needed to restrict access to or availability of any Content that does not comply with this Agreement or that otherwise might adversely affect end users. Any withdrawal of an App does not relieve you of responsibility to ensure the App complies with this Agreement or to perform other obligations under this Agreement. Subject to other terms of this Agreement, you may withdraw an App from further sale through our Program as of a specified date by giving us notice. We will use commercially reasonable efforts to stop selling the App within 10 business days after we receive such notice, and within 5 business days after such receipt in connection with a withdrawal request which you’ve designated as necessary because of an unexpected loss of (or third party claim related to) the rights required under this Agreement. You will immediately notify us if you unexpectedly lose such rights or become aware of a third party claim related to these rights. Any withdrawal by you will apply only to future end user purchases after the withdrawal date and not to purchases that have already occurred, unless we otherwise determine in our discretion.

7.          Termination; Survival. If the Agreement is terminated, we will stop selling your Apps as of the date the termination takes effect. Also, unless we otherwise determine in our discretion, any termination or suspension of your participation in the Program will not affect further access, use, downloads or re-downloads of Apps by end users who have purchased the App before the termination or suspension takes effect. Sections 3 through 5 and 7 of this Schedule and any other provisions that, by their nature, are intended to survive, will survive any termination of the Agreement. All rights to Apps acquired by end users will survive termination.

In-App Products Schedule

The terms of this Schedule apply if you submit any In-App Product for sale, distribution, or promotion through the Program.

1.          Product Information. Your product descriptions for In-App Products must disclose how the In-App Product is used and any restrictions on end users’ use or access to the In-App Product. At the time you submit an In-App Product for inclusion in the Program, you must identify if it (a) makes content or services available to end users on a subscription basis (a “Subscription In-App Product”) or (b) is limited to a specific number of uses or is otherwise intended to be used up or consumed in the course of using the applicable software application or game (e.g., single use items or virtual coins in a game) (a “Consumable In-App Product”). Your product descriptions for Subscription In-App Products must disclose the content and services included in the subscription, the frequency with which new content will be delivered during the subscription period (if applicable), and whether or not content delivered during the subscription will continue to be accessible by the end user following the termination or expiration of the subscription (if applicable). Your product descriptions for Consumable In-App Products must disclose that the product is consumable and how the product is used and consumed in the App.

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2.          Fulfillment of In-App Products. You are responsible for fulfilling to end users all purchases of In-App Products. We may provide a hosting and delivery service to facilitate the fulfillment of certain types of In-App Products; however, you are responsible for providing all other hosting, delivery, and related services necessary to deliver and enable your In-App Products. Upon an end user’s purchase of an In-App Product, you will promptly deliver (if applicable) and enable the In-App Product for that end user. You must fulfill Subscription In-App Products throughout the entire subscription period purchased by the applicable end user. You will ensure that all In-App Products match the applicable product description and other Product Information, function as intended, and otherwise comply with the Agreement, including all Program Policies. You agree that the Royalties payable to you under this Agreement constitute full and complete compensation for all hosting, delivery, and other services you perform or provide in connection with the sale and fulfillment of In-App Products.

3.          Royalties for In-App Products. Royalties for In-App Products will be calculated and paid as provided in the Distribution Schedule. However, no Royalty is due for (a) Subscription In-App Products that we make available to end users at no charge as part of free trial subscriptions or other promotional offers that you approve or (b) Subscription In-App Products that are intended to be accessed or used within Mobile Apps listed in our News or Magazine categories (or similar or successor categories) that we make available to end users at no charge as part of free trial subscriptions or other promotional offers of up to 30 days (or any longer period you approve). We may auto-renew end users’ purchases of Subscription In-App Products, and for sales of Subscription In-App Products to renewing subscribers, your Royalty will be calculated based on the lower of the then current List Price and (ii) the List Price in effect at the time the applicable end user first subscribed.

4.          No sale of physical goods; Prohibited products. You will only submit as In-App Products digital products, content, and services intended to be accessed or used within your software applications and games. You will not submit as an In-App Product any physical good or any other product, content, or service intended to be delivered or fulfilled outside of the applicable software application or game (though the sale of digital content accessible both inside and outside your software application or game is permissible), or that otherwise violates our Program Policies (including any list of prohibited in-app products we establish). The restrictions in this section do not limit your use of the Amazon Mobile Associates API (defined in the Amazon Mobile Associates Schedule).

5.          Additional Requirements – Mobile App In-App Products Only. You may not fulfill Mobile App In-App Products by delivering additional executable code to the applicable software application or game (and you will not submit for inclusion in the Program any Mobile App In-App Product that requires the delivery of additional executable code). You will ensure that all Mobile App In-App Products (other than Consumable In-App Products) purchased by an end user are delivered to and usable on all copies of the applicable Mobile App installed by that end user on any device (including all copies of the Mobile App installed or reinstalled in the future); however, for Subscription In-App Products, if your product description clearly discloses (at the time of an end user’s initial purchase) that the subscription content and/or services will be available only while the end user has an active subscription, you are not required to deliver and enable the use of the subscription content and services for that end user after the end user’s subscription has ended.

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6.          Survival. Following any termination of the Agreement, we may continue to auto-renew existing subscribers’ purchases of Subscription In-App Products for up to 90 days (the “Subscription Sell-Off Period”). Sections 2, 5 and 6 of this Schedule and any other provisions that, by their nature, are intended to survive, will survive any termination of the Agreement and you will continue to fulfill all purchases of (a) In-App Products made prior to such termination and (b) Subscription In-App Products made prior to the end of the Subscription Sell-Off Period.

Amazon Underground Schedule

The terms of this Schedule apply if you submit any Mobile App for inclusion in Amazon Underground. “Amazon Underground” is a program that allows the purchase of certain Mobile Apps, and all In-App Products offered in those Mobile Apps, for free. Amazon Europe Core S.a.r.l. is an Amazon Party for purposes of this Schedule.

1.          Amazon Underground Apps. You may submit for inclusion in Amazon Underground any of your Mobile Apps that meet the Eligibility Requirements below. We retain sole discretion over which Amazon Underground Apps we make available through Amazon Underground. Amazon Underground Apps and In-App Products end users purchase through Amazon Underground will be deemed to have been “purchased” for purposes of this Agreement (other than for purposes of calculating Royalties).

2.          Eligibility Requirements. You must ensure any Amazon Underground App meets the following requirements, both at the time you submit it for inclusion in Amazon Underground and throughout any period we make it available for purchase through Amazon Underground (the “Eligibility Requirements”):

a.          The Amazon Underground App must be available through at least one Similar Service;

b.          The Amazon Underground App must (i) be available for purchase for a fee on all Similar Services on which it is available or (ii) contain in-app products that are available for purchase for a fee on all Similar Services on which it is available;

c.          The Amazon Underground App must not contain any Subscription In-App Products;

d.          The Content made available through the Amazon Underground App must be substantially similar to or better than that offered to end users of the Amazon Underground App on all Similar Services on which it is available; and

e.          The Amazon Underground App must be available for distribution through Amazon Underground on non-Amazon devices.

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You will promptly notify us if, at any time, any Amazon Underground App no longer meets the Eligibility Requirements.

3.          Royalties.

a.          Subject to your compliance with the terms of this Agreement and this Schedule, the responsible Amazon Party will pay you Royalties for each Amazon Underground App calculated as follows (in lieu of the Royalties that would otherwise be payable under the Distribution Schedule): (i) the number of minutes that Amazon Underground App is used by end users (determined in accordance with Section 4 of this Schedule) while it is available for purchase through Amazon Underground and during the Wind-Down Period multiplied by (ii) the applicable Per-Minute Rate (“Underground Royalties”). The “Wind-Down Period” for an Amazon Underground App is the six-month period beginning on the date that Amazon Underground App ceases to be available for purchase through Amazon Underground.

b. The “Per-Minute Rate” applicable to each Amazon Marketplace is:

Amazon.com	$0.0020
Amazon.co.uk	£0.0013
Amazon.de	€0.0018
Amazon.fr	€0.0018

We reserve the right to change the Per-Minute Rate at any time in our discretion. Changes to the Per-Minute Rate will be effective 15 days after we post them or otherwise notify you of them.

c.          Subject to the payment terms of this Agreement, we will pay you Underground Royalties approximately 30 days after the end of each calendar month in which you earn Underground Royalties. If we pay you Underground Royalties and later determine any portion of those Royalties was not due to legitimate use by end users, we may offset that portion of the previously paid Underground Royalties against future Royalties or other amounts that would otherwise be payable to you, or require you to remit that amount to us.

d.          Underground Royalties constitute full and complete compensation for all purchases of Amazon Underground Apps and all purchases of In-App Products within Amazon Underground Apps. You are not entitled to any other Royalties or compensation for those purchases or for the usage of Amazon Underground Apps by end users.

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4.          Amazon Underground App Usage Measurement. Underground Royalties will be calculated based solely on usage analytics we collect and will be net of any usage we determine resulted from sources other than legitimate use by end users (such as from bots or automated software). For purposes of calculating Underground Royalties, an Amazon Underground App is “used” only while it is in the foreground and the device is actively being used by an end user (and not, for instance, while the Amazon Underground App is running in the background or the device is locked). Our determination of the usage of your Amazon Underground App will be the sole measurement of usage for purposes of calculating Underground Royalties, even if it differs from usage data you may collect. In addition, Underground Royalties are due only on usage by customers in countries where Amazon Underground is available and on devices where Amazon Underground is available.

5.          Additional Terms

a.          You authorize us to modify and add to your Amazon Underground Apps so that we can present advertisements or other notifications to end users at the time they open or close Amazon Underground Apps. We will retain all revenue associated with any such advertising or other notifications we present to end users.

b.          You authorize us to add an indicator (such as a “badge” or “sash”) to the logos of Amazon Underground Apps to indicate their availability through Amazon Underground.

c.          You will not engage in behavior intended to artificially increase usage of Amazon Underground Apps, interfere with or alter any usage or other analytics we collect from Amazon Underground Apps, or interfere or alter any advertising or other notifications we present to end users of Amazon Underground Apps.

d.          Other than through our In-App Purchasing API, you may not make any digital products, content, or services intended to be accessed or used within the Amazon Underground App available for purchase in your Amazon Underground App or include in your Amazon Underground App any Content that facilitates charging end users a fee in connection with your Amazon Underground App. If your Amazon Underground App contains In-App Products, those In-App Products will be available for free to end users and you will not receive any Royalties for the purchase of those In-App Products by end users.

6.          Withdrawal from Amazon Underground.

a.          Withdrawal Process. You may withdraw an Amazon Underground App from inclusion in Amazon Underground as of a specified date by giving us at least 10 business days’ prior notice. However, you may not withdraw an Amazon Underground App, materially reduce the number of countries or devices on which it is available, or terminate this Agreement during the first three months the Amazon Underground App is included in Amazon Underground, unless we decrease the Per-Minute Rate during that time period (in which case you may withdraw the Amazon Underground App as of the date the lower Per-Minute Rate goes into effect by giving us at least 5 business days’ prior notice) or (b) you withdraw the Amazon Underground App (and any similar version of the Amazon Underground App) from distribution through all Similar Services.

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b.          Effect of Withdrawal. We may continue to provide existing end users with access to all Amazon Underground Apps they purchased through Amazon Underground, along with any In-App Products they purchased through those Amazon Underground Apps, after those Amazon Underground Apps cease to be available for purchase through Amazon Underground. You must (i) continue providing all services and support (including server-based features) necessary to enable an Amazon Underground App’s intended functionality to end users during the Wind-Down Period (unless you discontinue providing such services and support for all versions of that Amazon Underground App that are made available on all Similar Services) and (ii) not remove or disable functionality from any Amazon Underground App or take any other action to prevent end users from accessing or using an Amazon Underground App or any In-App Products they purchased through that Amazon Underground App.

7.          Survival. Sections 1 and 3 through 6 of this Schedule will survive any termination of this Agreement.

Developer-Hosted PC Game/Software Schedule

The terms of this Schedule apply if you submit for sale, distribution, or promotion though the Program any PC Game or PC Software that relies on remotely-hosted services to operate (i.e., does not exclusively operate on an end user’s local device) (a “Developer- Hosted PC Game/Software”).

1.          Product Information; Registration Form. Your product description for any Developer-Hosted PC Game/Software must disclose any restrictions on end users’ use or access to the Developer-Hosted PC Game/Software, including if end users are required to complete a registration form (a “Registration Form”) before playing or using the Developer-Hosted PC Game/Software. If you require end users to complete a Registration Form, you must provide that Registration Form to us at the time you submit the Developer-Hosted PC Game/Software to us. The Registration Form (i) may only require registration information from the end user for the Developer-Hosted PC Game/Software and link to the Developer-Hosted PC Game/Software, (ii) must include a link to a legally sufficient privacy notice, (iii) may not contain any advertising or request any payment information from end users, and (iv) must comply with all applicable Program Policies. The Registration Form will be subject to our testing and approval, and you may not modify it following our approval without our review and approval of the modifications. You may not require end users to complete a Registration Form for any Developer-Hosted PC Game/Software with a List Price greater than $0.00.

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2.          Fulfillment and Support of Developer-Hosted PC Game/Software. You are responsible for all hosting, delivery, and related services necessary to deliver and enable your Developer-Hosted PC Game/Software. You will notify us at least 60 days prior to discontinuing any Developer-Hosted PC Game/Software. You agree the Royalties payable to you under the Agreement and any revenue you receive from purchases of Developer-Sold Items (defined in Section 3a of this Schedule) constitute full and complete compensation for all hosting, delivery, and other services you perform or provide in connection with the sale and fulfillment of your Developer-Hosted PC Game/Software.

3.          In-App Products. Any products, content, or services (including subscriptions) you make available through the Program for use in Developer-Hosted PC Game/Software is an In-App Product for purposes of this Agreement.

4.          Payments to Amazon for Developer-Sold Items

a.          Amazon Fees. If, in a Developer-Hosted PC Game/Software that has a List Price of $9.99 or less, you make any products, content, or services available for purchase other than as an In-App Product through the Program (“Developer-Sold Items”), you will pay us fees equal to 30% of the gross revenue you receive from the sale of those Developer Sold Items to end users who purchased or accessed the Developer-Hosted PC Game/Software through the Program (“Amazon Fees”). Such revenues exclude any sales or similar taxes paid by end users. Amazon Fees are due only for sales for which you have received final payment from or on behalf of an end user. If a Developer-Sold Item is purchased using a credit card or bank account deduction mechanism, final payment will be deemed to have occurred when the applicable credit card company or bank has fully settled the payment for the applicable purchase.

b.          Payment Terms. You will pay us Amazon Fees no later than 45 days after the end of the calendar month in which the applicable sales of Developer-Sold Items are made. At the time of payment, you will make available to us a report detailing, for each Developer-Hosted PC Game/Software, the number of end users for such Developer-Hosted PC Game/Software, the aggregate gross revenue you receive from Developer-Sold Items, and corresponding Amazon Fees. All payments will be made in the currency designated in the Program Policies. You will make payments to us via EFT or other methods we designate in the Program Policies. You are entitled to accrue and withhold payments, without interest, until the total amount due to us (net of any tax withholding, as further described in Section 3c of this Schedule) exceeds US$100.00 or the minimum payment thresholds set forth in the Program Policies.

c.          Taxes on Developer-Sold Items. You are responsible for collecting and remitting any taxes imposed on your sales of Developer-Sold Items to end users. We may charge and you will pay applicable Federal, state, or local sales or use taxes, consumption taxes, or value added taxes that we are legally obligated to charge for the services we provide, provided that such taxes are stated on the original invoice that we provide to you. However, you may provide us with an exemption certificate or equivalent information for those taxes acceptable to the relevant taxing authority, in which case, we shall not charge and/or collect the taxes covered by such certificate.

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d.          Audit. During the Term and for two years thereafter, we may examine and audit your books and records relating to any Amazon Fees payable hereunder to verify the accuracy of such payments. Any such audit must: (i) take place at a mutually agreed time during your normal business hours; (ii) not occur more than once during any 12-consecutive-month period; (iii) only cover statements rendered since the last audit conducted by us (if any); and (iv) take place on at least 30 days’ prior written notice. We will be responsible for all costs of any audit we conduct; however, if the audit reveals a deficiency greater than five percent (5%) in the amount of Amazon Fees paid to us, you will reimburse us for our audit costs.

5.          Survival. Sections 2 and 3 of this Schedule and any other provisions that, by their nature, are intended to survive, will survive any termination of the Agreement and you will continue to fulfill all purchases of Developer-Sold Items made prior to such termination.

Amazon GameCircle Schedule

The terms of this Schedule apply if you use the GameCircle API. “GameCircle API” means any of the Program Materials we make available to enable the use of GameCircle.

1.          Amazon GameCircle. “GameCircle” is our social gaming, game synchronization, and other game enhancement services that we make available for your use in connection with your Content, including without limitation leaderboards, achievements, friends, end user profiles and Sync. “Sync” is our game play synchronization service which allows for the cloud storage of game play data from Apps and the synchronizing of that data among multiple devices registered to the same Amazon customer account. If you submit an App that uses the GameCircle API, we may overlay messaging on the icon for that App to indicate the App uses GameCircle features.

2.          Limitations on Your Use of GameCircle. You will not (a) use GameCircle to advertise, market, or refer end users to a Similar Service, another social gaming service, or any other service that provides functionality similar to GameCircle or (b) charge end users to use any portion of GameCircle. You must ensure that any data stored using Sync does not exceed the storage capacity limits, if any, that we set for Sync. You may only use Sync to store data related to game play and game progress and must ensure that data stored by your Apps using Sync does not include any name, password, other login information, or personally identifiable information or personal data of any end user (though you may store user names, as long as you do not encourage end users to provide their actual names as their user names).

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3.          User Profile Pictures. You may provide us images for use by end users as profile pictures within GameCircle (“User Profile Images”). You grant us the nonexclusive, irrevocable, royalty-free, worldwide rights to use, reproduce, distribute, reformat, modify, create excerpts from, promote, advertise, transmit, make available, and publicly display and perform in any and all digital and other formats any User Profile Images you provide and to allow end users to use those User Profile Images in connection with GameCircle.

4.          Survival. Sections 2 and 3 and any other provisions of this Schedule that, by their nature, are intended to survive, will survive any termination of the Agreement.

Amazon Maps Schedule

The terms of this Schedule apply if you use the Maps API. “Maps API” means any of the Program Materials we make available to enable the use of mapping-related features within your Content.

Portions of the Maps API are provided by HERE North America, LLC or its affiliates (“HERE”) and your use of the Maps API is subject to the HERE Materials Terms and Conditions, which are available at http://developer.here.com/terms-conditions-base (the “HERE Terms”). If you access or use the Maps API (including through Amazon Maps redirection), you agree to and must comply with the HERE Terms (in addition to the terms of the Agreement), and HERE and its affiliates are third party beneficiaries of this Agreement solely for the purpose of enforcing the HERE Terms against you. Our provision of the Maps API to you constitutes a “Separate Offering” as defined in the HERE Terms. Solely with respect to HERE’s enforcement of the HERE Terms in connection with the Maps API, the HERE Terms shall govern in the event of a conflict between the HERE Terms and this Agreement.

Amazon Insights Schedule

The terms of this Schedule apply if you use the Amazon Insights API. “Amazon Insights API” means any of the Program Materials we make available to enable the use of Amazon Insights.

1.          Amazon Insights. “Amazon Insights” is a collection of services that we make available for you to enable you to perform A/B testing and collect and analyze data from your Content. You may only use Amazon Insights through the documented interfaces and other features we make available, and you will comply with any velocity, capacity, or other limits we establish for the use of Amazon Insights.

2.          Your Data. You are solely responsible for all information and data collected or stored from your Apps using Amazon Insights (“Your Data”). We may use, access, retain, and disclose Your Data in order to provide the Amazon Insights service to you, to enforce the terms of the Agreement, to comply with any request of a governmental or regulatory body (including subpoenas or court orders), and to collect, use, and share aggregated information about Amazon Insights. You give us all permissions we need to exercise these rights.

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3.          Privacy and Compliance with Laws. Without limiting your obligations under Section 4 of the Agreement, you must (a) ensure Your Data does not include any name, password, other login information, or personally identifiable information or personal data of any end user, (b) provide any necessary notice to, and obtain any necessary consent from, end users for the collection, use, transfer, and storage of Your Data (including by us under this Agreement), and (c) collect, use, transfer, and store Your Data in accordance with any privacy notice you provide and all applicable Laws.

4.          Survival. All sections of this Schedule will survive any termination of the Agreement.

Amazon Mobile Ads Schedule

The terms of this Schedule apply if you use the Amazon Mobile Ads API. “Amazon Mobile Ads API” means any of the Program Materials we make available to enable the use of our Amazon Mobile Ad Network within your Content. Your use of the Amazon Mobile Ad Network and the Amazon Mobile Ads API is governed by the Mobile Ad Network Publisher Agreement (the “Publisher Agreement”), which is available at https://developer.amazon.com/sdk/mobileads/publisher-agreement.html. In the event of a conflict between the Publisher Agreement and this Agreement with respect to the Amazon Mobile Ad Network or the Amazon Mobile Ads API, the Publisher Agreement will control.

Amazon Device Messaging Schedule

The terms of this Schedule apply if you use the Amazon Device Messaging API. “Amazon Device Messaging API” means any of the Program Materials we make available to enable the use of our Amazon Device Messaging services within your Content.

1.          API Keys; Credentials. You may not send messages through the Amazon Device Messaging API until we provide you an “API key” for your App. You may not share your API keys, client credentials, or access tokens (collectively, “Credentials”) with others and you are responsible for maintaining the security of your Credentials.

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2.          Your Responsibility for Messages. You are responsible for all messages sent using your Credentials. Those messages are “Content” and must comply with our Content Guidelines. You agree any messages sent through the Amazon Device Messaging API to end users of your App are sent by you, and not Amazon. The Amazon Device Messaging API is not intended for the transmission of sensitive customer information (e.g., social security numbers, passwords, financial account information). You are responsible for (a) any encryption or other protection necessary for the messages you send through the Amazon Device Messaging API and (b) providing any necessary notices to, or obtaining any necessary consents from, end users for the messages you send through the Amazon Device Messaging API.

3.          Usage Limits. We may establish size, frequency, and other limits on the messages you send using the Amazon Device Messaging API, and you will comply with those limits. We may monitor the size, frequency, and content of messages sent through the Amazon Device Messaging API.

4.          Survival. All sections of this Schedule will survive any termination of the Agreement.

Amazon Web App Resources Schedule

The terms of this Schedule apply if you submit Web App Content for distribution through the Program.

1.          Web App Content. Amazon may allow you to deliver to Amazon uniform resource locators (URLs), CSS files, HTML5 or Java Script code, or other materials that provide access to or otherwise enable web-based apps or games (“Web App Content”). You authorize us to wrap and package your Web App Content into Android-enabled APKs or other mobile app files (“Web Apps”) for distribution through the Program and to update those Web Apps from time to time as we modify the software we use to wrap and package your Web App Content. For purposes of the Agreement, (a) your Web App Content is “Content” and (b) any Web Apps we create from your Web App Content are “Mobile Apps,” except that any software we use to wrap or package your Web App Content will not be considered part of your “Mobile Apps.”

2.          Remote Services. For any Web App with a List Price above $0.00 or that offers any In-App Product, you must continue providing all services and support (including server-based features) necessary to enable the Web App’s intended functionality to end users (“Remote Services”) until the later of (a) the date you stop providing Remote Services to all substantially similar products you make available through any Similar Service, (b) the date one year after the last day the Web App or any In-App Product (excluding Subscription In-App Products) in the Web App was available for purchase through the Program, and (c) the date on which all Subscription In-App Products have expired. With respect to Web Apps, any online service that makes digital products (including web-based applications) similar to Web Apps available for purchase, access, or use by end users is a “Similar Service” for purposes of the Agreement.

3.          Survival. All sections this Schedule will survive any termination of the Agreement.

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Amazon Mobile Associates Schedule

The terms of this Schedule apply if you use the Amazon Mobile Associates API. “Amazon Mobile Associates API” means any of the Program Materials we make available to enable the use of the Amazon Services LLC Associates Program within your Content. Your use of the Amazon Services LLC Associates Program and the Amazon Mobile Associates API is governed by the Associates Program Operating Agreement (the “Operating Agreement”), which is available at https://affiliate- program.amazon.com/gp/associates/agreement/. In the event of a conflict between the Operating Agreement and this Agreement with respect to the Amazon Services LLC Associates Program or the Amazon Mobile Associates API, the Operating Agreement will control.

Login with Amazon Schedule

The terms of this Schedule apply if you use the Login with Amazon API. “Login with Amazon API” means any of the Program Materials we make available to enable the use of Login with Amazon within your Content (such materials, collectively, the “Login with Amazon API”). Your use of Login with Amazon and the Login with Amazon API is governed by the Login with Amazon Services Agreement (the “Login with Amazon Services Agreement”), which is available at https://login.amazon.com/services-agreement. In the event of a conflict between the Login with Amazon Services Agreement and this Agreement with respect to Login with Amazon or the Login with Amazon API, the Login with Amazon Services Agreement will control.

Firefly Schedule

The terms of this Schedule apply if you use the Firefly API. “Firefly API” means any of the Program Materials we make available to enable your Content to interact with or receive information from Firefly.

1.          Firefly. “Firefly” is our feature that allows end users to identify products, music, movies, TV shows, and other content from images and audio captured by their device. The Firefly API allows you to build Firefly-enabled Apps (“Plugins”) that access information about items identified through Firefly (“Identified Items”). Plugins also display labels in the Firefly interface (“Labels”) that allow end users to initiate actions in your App (for instance, launching your App to display upcoming concerts for the artist of a song identified through Firefly).

2.          Facets. The Firefly API categorizes each Identified Item and provides information about the item organized into one or more facets (“Facets”). Facets for an Identified Item indicate what type of item it is (for instance, a book, song, phone number, or Amazon product) and certain information about the item (for instance, a book Facet includes information like the book’s title, author, publisher, release date, and ISBN). Each Plugin must only access Facets directly related to functionality provided by the Plugin. You are responsible for configuring the Firefly API filters to limit the Facets your Plugins access.

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3.          Your Plugins. When your Plugin accesses a Facet for an Identified Item, your Plugin must display a Label for that Identified Item to the end user (even if the Label simply indicates no action is available in your Plugin for that item). Your Labels may only initiate actions that provide end users experiences that make direct use of the Facet information for the applicable Identified Item.

4.          Use of Firefly Information. Other than in response to an end user initiating an action for a particular Identified Item via your Label, you may not (a) use any information about Identified Items (including any Facet information) for any purpose other than to display your Label or (b) retain or transfer any information about Identified Items (including any Facet information). Without limiting your obligations under Section 4 of the Agreement, you are solely responsible for obtaining any necessary consents from end users regarding your collection, use, transfer, and storage of information provided through the Firefly API.

5.          Prohibited Uses. Without our prior written approval, you may not build Plugins that enable, or otherwise use the Firefly API in connection with, any marketing or sale of physical merchandise.

6.          Survival. All sections of this Schedule will survive any termination of the Agreement.

Alexa Skills Schedule

The terms of this Schedule apply if you submit any Alexa Skills to the Program.

1.          Grant of Rights. In lieu of the rights you grant to us in Section 3a of the Distribution Schedule, for each Alexa Skill, you hereby grant us the nonexclusive, irrevocable (subject to Sections 6 and 7 of the Distribution Schedule), royalty-free, worldwide right to (a) make available your Alexa Skills through the Program to end users in the Territory by all means of electronic distribution available now or in the future, (b) use, evaluate and test your Content, (c) allow end users to access and use the Alexa Skill through all devices and interfaces through which we make the Alexa Voice Services platform accessible, and (d) use, reproduce, distribute, make available, and publically perform all Content made available through the Alexa Skill. For purposes of the Agreement, providing end users access to Alexa Skills constitutes “distribution” through the Program.

2.          No Child-Directed Alexa Skills. Your Alexa Skills must not be directed to children under the age of 13 or interact with any user accounts or profiles you may maintain for children under the age of 13.

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3.          Invocation Name. We may allow end users to use particular words or sounds to initiate and interact with your Alexa Skill (an “Invocation Name”). We may allow you to suggest an Invocation Name for your Alexa Skill. Your suggestion and any ongoing use of an Invocation Name do not, on their own, grant you any right or interest in that Invocation Name, and we may change or disable the Invocation Name for your Alexa Skill at any time.

4.          Survival. All sections of this Schedule will survive any termination of this Agreement.

Changes to App Distribution and Services Agreement posted August 26, 2015

Developers can now submit Mobile Apps for inclusion in Amazon Underground. We’ve updated the App Distribution and Services Agreement to add terms related to Amazon Underground. Please review the full text of the updated Agreement carefully.

Changes to App Distribution and Services Agreement posted June 25, 2015

Developers can now create and submit skills for our Alexa Voice Services platform using the Alexa Skills Kit. We’ve updated the App Distribution and Services Agreement to add terms related to the distribution of Alexa Skills through our Program. Please review the full text of the updated Agreement carefully.

Changes to App Distribution and Services Agreement posted February 15, 2015

We’ve updated the App Distribution and Services Agreement to reflect the fact that developers of PC Games and PC Software can now provide List Prices on a per-country. In addition, due to the termination of the Appstore Developer Select program, we’ve deleted the provisions of the Agreement related to that program. Please review the full text of the updated Agreement carefully.

Changes to App Distribution and Services Agreement posted November 1, 2014

In order to allow end users to link their Amazon accounts together to create a shared library of digital content for their household, we’ve created the Family Library feature. We’ve updated the App Distribution and Services Agreement to add terms related to Family Library. In addition, we updated the Agreement to reflect the fact that, as of November 1, 2014, Amazon EU S.a.r.l. transferred its rights and obligations under the App Distribution and Services Agreement to Amazon Media EU S.a.r.l. Please review the full text of the updated Agreement carefully.

Changes to App Distribution and Services Agreement posted August 6, 2014

In order to allow developers to distribute test versions of their Mobile Apps to designated end users prior to making those Mobile Apps available to the general public, we've created the Live App Testing Service. We've updated the App Distribution and Services Agreement to add terms related to the Live App Testing Service. In addition, we've expanded the Agreement to cover Developer- Hosted PC Software, and made certain clarifications related to tax reporting obligations. Please review the full text of the updated Agreement carefully.

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Changes to App Distribution and Services Agreement posted June 18, 2014

In order to enable developers to build features in their Apps that use the new Firefly feature on Fire phone, we are making available the Firefly API in our portal. We’ve updated the App Distribution and Services Agreement to add terms related to the Firefly API, and to include an updated link to the HERE Materials Terms and Conditions, which apply to portions of the Amazon Maps API, in the Amazon Maps Schedule. Please review the full text of the updated Agreement carefully.

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